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                                                                   EXHIBIT 10.28

                                LICENSE AGREEMENT

This agreement is made the 6th day of December, 2006 (the "Effective Date"), between:

MCMASTER UNIVERSITY, an institution, with a principal place of business at 1280 Main St. W. MIP 100, Hamilton, Ontario L8S 4L8, Canada, Tel: 905-525-9140 ext 22176, Fax: 905-546-1372 (herein called "McMaster" or "University")

      - and -

MOLECULAR INSIGHT PHARMACEUTICALS, INC., a corporation with a principal place of business at 160 Second Street Cambridge, MA 02142, Tel: 617.492.5554, Fax:
617.492.5664 (herein called the "Licensee"); each a Party to this Agreement (herein, collectively called the "Parties").

WHEREAS, McMaster is the owner of the Technology (as defined herein below) and has the exclusive world-wide right to license and sublicense the Technology; and

WHEREAS, Licensee wishes to license the Technology for the purpose of developing and commercializing products using the Technology within the permitted Field-of-Use (as defined herein below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

                                   DEFINITIONS

"CONFIDENTIAL INFORMATION" means any part of the information which is designated by a Party as confidential, whether orally or in writing but excluding any part of the information:
      (i) possessed by a first Party prior to receipt from the second Party, other than through prior disclosure, as evidenced by the first Party's written records;
      (ii) published or available to the general public otherwise than through a breach of this Agreement;
      (iii) obtained by a Party from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the other Party to this Agreement; or
      (iv) independently developed by employees, agents or consultants of a Party who had no knowledge of or access to the information as evidenced by the Party's written records.

"FIELD-OF-USE" means the discovery, development, preparation and use of radiopharmaceuticals in diagnostic and therapeutic applications.

"LICENSED PROCESS" means any process or procedure that, but for the license granted herein, would infringe either Technical Information Rights or one or more claims in the Patent Rights.

"LICENSED PRODUCTS" means any product designed and developed by Licensee in the Field-of-Use that (a) if made, used, offered for sale, sold, imported, leased or otherwise disposed of in the United States or any other country would, but for the license granted herein, infringe the Technical Information Rights or one or more claims of the Patent Rights, (b) is made by using Licensed Processes, or
(c) when used, practices Licensed Processes.

"NET SALES" means, for any given fiscal year, the total of the gross amounts billed by Licensee for Licensed Products made, used, leased, transferred, sold or otherwise disposed of by Licensee, less deductions for (a) cash, trade or quantity discounts included on the invoice and actually allowed and (b) sales or use taxes imposed upon particular sales; import/export duties; and transportation charges, to the extent actually paid. No deductions shall be made for commissions paid to individuals, whether employed by Licensee or engaged as independent contractors. The term "Net Sales" shall also include the amount or fair market


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value of all other consideration received by Licensee in respect of a Licensed
Product, including payment in kind, exchange or other transfer of value.

"PATENT RIGHTS" means all rights of McMaster arising under United States and foreign patents and patent applications related to the Technology, whether existing on the Effective Date or arising thereafter, and any divisionals, continuations, continuations-in-part, continued prosecution, reissue or reexamination applications claiming priority thereto to the extent the claims are directed to subject matter disclosed in such applications, and any patents issuing thereon or reissues, reexaminations or extensions thereof. The Patent Rights are listed at Schedule A.

"PHASE II CLINICAL TRIAL" means a clinical human trial with a Licensed Product in patients with the targeted medical condition, to assess short-term safety and diagnostic or therapeutic dose-range finding (minimum and maximum doses) and determine short-term side effects and risks associated with an investigational product.

"PHASE III CLINICAL TRIAL" means a pivotal clinical human trial with a Licensed Product in patients with the targeted medical condition, to demonstrate short and long term safety and efficacy and assess overall diagnostic or therapeutic value as well as determine the benefit/risk relationship of an investigational product, where the trial is of a kind acceptable to the U.S. Food and Drug Administration or an equivalent foreign regulatory authority elsewhere, as a submission for approval of a commercial drug product.

"TECHNICAL INFORMATION RIGHTS" means all rights of McMaster in and to all inventions, trade secrets, copyrights, research data, methods, processes, know-how and other technical data related to the Technology, whether patentable or not, whether owned by or licensed to McMaster, and whether existing as of the Effective Date or arising thereafter if funded by the Licensee under a research contract.

"TECHNOLOGY" means all technical information and know-how related to or associated with invention(s) as described in the Patent Rights, and any modifications, enhancements or improvements thereto.

                                     LICENSE

      1. Grant. Subject to the terms and conditions of this Agreement, McMaster hereby grants to Licensee a world-wide, exclusive license under the Patent Rights and to the Technical Information Rights to make, have made, use, offer to sell, sell, import, lease or otherwise dispose of Licensed Products within the Field-of-Use and to practice the Licensed Process in connection with the design, development, manufacture and sale of the Licensed Products during the term of this Agreement.

      2. Reserved Rights. Subject to the grant of the exclusive license set forth above, Licensee acknowledges that McMaster retains any rights not expressly granted to Licensee in Section 1 above, including without limitation the right to use the Patent Rights and Technical Information Rights for academic research, scholarly publication, education, or other non-commercial purposes. McMaster will be free to publish the data and results of the Research Project in appropriate scientific journals after providing a copy of the manuscript to the Licensee and receiving written approval from the Licensee within sixty (60) days of manuscript submission to the Licensee to prevent the premature public disclosure of commercializeable intellectual property or disclosure of Licensee's confidential information. If Licensee does not object in writing to such publication or presentation within sixty (60) days of receipt thereof, it shall be deemed to have agreed to the disclosure and McMaster shall be free to proceed. In publishing research results, McMaster will undertake all reasonable measures to protect the commercial potential of Technology to ensure that the patent interests of the Licensee or McMaster are not adversely affected or jeopardized. If requested in writing by the Licensee, McMaster will defer publication for a maximum period of six (6) months for the purposes of obtaining appropriate intellectual property protection. Licensee shall not, at


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EXHIBIT 10.26  McMaster License

      any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of McMaster in and to the Patent Rights or Technical Information Rights or any registrations thereof or which, directly or indirectly, may reduce the value of the Patent Rights or Technical Information Rights.

      3. Sublicensing. Licensee may sublicense the rights granted pursuant to this Agreement provided that: (i) Licensee obtains McMaster's prior written consent, which consent shall not be unreasonably withheld;
            (ii) McMaster shall receive such revenue or royalty payment as is provided in Section 4 below; and (iii) any such sublicense shall not derogate in any way the obligations of Licensee hereunder. The Parties acknowledge that Licensee may choose to distribute Licensed Products through third party-contracted distributors which shall not be deemed to be an assignment or sublicense subject to this provision provided such distributors are not using the Patent Rights or Technical Information Rights to manufacture or modify the Licensed Products. A sublicense under this Agreement as well as the rights that accrue to a sublicense(s) thereunder, shall survive the termination of this Agreement pursuant to Section 17.

      4. Payments. In consideration of the license herein granted, Licensee shall pay or cause to be paid to McMaster:

            (a) an initial licensing fee of ** payable within 90 days following execution of this Agreement. The initial license fee is non-refundable and is required to reimburse McMaster for its costs of developing, protecting and licensing the Technology;

            (b) royalty of Net Sales on Licensed Products sold by Licensee or sublicensee in any country in which Patent Rights exist, according to the following schedule: ** for diagnostic applications of the Licensed Products and ** for therapeutic applications of the Licensed Products. In the event that Licensee's total royalty burden on any Licensed Product sold exceeds ** (depending on whether it involves a diagnostic or therapeutic product) wherein ** or ** is the royalty stack cap expressed as a percentage of Net Sales receipts), then, because of the need for licensing additional components, the royalty payable hereunder shall be reduced by an amount proportionate to the amount by which the total royalty exceeds the royalty stack cap. However, in no event shall the adjusted reduced royalty rate be less than ** of the applicable ** or ** royalty due hereunder.

      Specifically:

                         R2 = R1 x (royalty stack cap/T)
      where:
            R1 is the royalty due hereunder
            R2 is the adjusted reduced royalty rate due hereunder
            T is the total royalty due to all licensors, and The royalty stack cap is either ** for all diagnostic Licensed
                Products, or ** for all therapeutic Licensed Products.
            Forexample, if two additional licenses are needed from two additional third parties in order to obtain freedom to operate to make, use and sell a therapeutic Licensed Product, and these two other royalty rates are 2% and 4.0% (total of 6.0% third party royalties), the value of T is ** and the recalculated royalty rate (R2), is ** x ** or **. Since R2 is never less than ** of R1, the adjusted royalty rate due under this Agreement is **.

      (c) Minimum annual royalties shall be paid by Licensee to McMaster; such minimum annual royalty payments shall be non-refundable, except that for any year where the minimum royalty stated hereunder exceeds the earned royalties described in Section 4(b) above, Licensee shall be able to credit such excess

* confidential treatment requested *

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      payment against any royalties due in the subsequent year. Minimum annual royalties shall be paid according to the following schedule, based on the Effective Date of this Agreement:

              i.    1st anniversary -- USD **
             ii.    2nd anniversary -- USD **
            iii.    3rd anniversary -- USD **
             iv.    4th anniversary -- USD **
              v.    5th and subsequent anniversaries -- USD **

      (d) Licensee's obligation to pay a royalty under Section 4b shall terminate on a country-by-country basis upon expiry of Patent Rights in such country.

      (e) Where Licensed Products are not sold separately, but are sold in combination with or as parts or components of other products, the Net Sales of the Licensed Products shall be calculated for the purpose of computing payments due under this Agreement by applying to the total net sales price of the combined or composite products a fractional multiplier having as its numerator the manufacturing cost of the Licensed Product, and as its the denominator the total manufacturing cost of the combined or composite products (determined in accordance with the Licensee's customary accounting procedures) including the Licensed Product;

      (f) Payments made pursuant to Section 4 shall be paid by wire transfer, or other means mutually agreed upon by the Parties, within 90 days following the close of the calendar quarter during which the Net Sales underlying such royalties have actually been received by Licensee. Each payment shall be accompanied by a statement of account of the payments due hereunder and the number of Licensed Products sold, licensed or otherwise provided, the dates thereof and the terms of sale.

      (g) In the event that the Licensee fails to make any payment when such payment is due hereunder, the amount of such payment shall bear interest at the rate equal to the minimum lending rate to prime commercial borrowers established by McMaster's banker plus one percent (1%) calculated from the date due until the date paid provided that the payment of such interest shall not be deemed an alternate for the sums owing on the due dates which payments shall be deemed to be in default and remain subject to the termination provisions herein.

      (h) In addition to the royalty payments set forth in Section 4b and 4c, Licensee shall make the milestone payments set forth below. Milestone payments shall apply only to the first time for each new Licensed Product in any indication. For avoidance of doubt, if Licensee should choose to enter into more than one clinical trial with a Licensed Product (for example, multiple IND applications) or a trial with more than one Licensed Product, then the milestone payments for subsequent trials or additional Licensed Product shall only apply to the first indication or to one (1) Licensed Product in the event that two (2) or more Licensed Products are used. Licensee shall make the following payments:

            i.    Upon initiation of a Phase I Clinical Trial, the sum of
                  **
            ii.   Upon initiation of a Phase II Clinical Trial, the sum of **
            iii. Upon successful completion of a Phase III Clinical Trial, the sum of **
            iv. Within ninety (90) days of first commercial sale of a Licensed Product, the sum of **
            v. The milestone payments paid to Licensor as provided in Section 4(h)(i-iv) above, shall be creditable against royalties due under Section 4c.

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* confidential treatment requested *

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      5.    Performance Guarantees. The Licensee will use commercially reasonable efforts to develop, market, and sell the Licensed Products. In the event that McMaster is of the view that the Licensee is not using its best efforts, it may call for an evaluation to be conducted by a mutually agreed upon evaluator. If the evaluator determines that Licensee is not using commercially reasonable efforts, or if the Licensee does not sell a first Licensed Product on or before seven (7) years from the Effective Date of this Agreement, McMaster may, at its option, terminate the Agreement or change the rights granted pursuant to the Agreement from exclusive to non-exclusive, or restrict the Field-of-Use.

      6. Information Rights. Licensee shall prepare and maintain complete and accurate books and records covering all transactions arising out of or relating to this Agreement or the carrying on of its business in respect of the Licensed Products. Provided these records disclose information about the Net Sales of Licensed Products, Licensee shall provide to McMaster financial information including, but not limited to the following:

            (a) Quarterly financial statements: Within 30 days after the last day of each quarter, financial statements, including a balance sheet and a statement of income related to the terms and volume of Net Sales of the Licensed Products as of the last date of each quarter;

            (b) Annual financial statements: Within 120 days after the end of each fiscal year of the Licensee, financial statements detailing the terms and volume of Net Sales of the Licensed Products prepared in accordance with generally accepted accounting principles (GAAP), reviewed and/or audited by a reputable accounting firm;

            (c) All such books of account, records and documents related to the statements provided under Sections 6(a) and 6(b) shall be kept available by Licensee for at least two (2) years after termination of this Agreement; and

            (d) McMaster and its duly authorised representatives shall have the right, upon giving Licensee ten (10) days notice, at its own expense and during regular business hours, for the duration of the Agreement and for two (2) years thereafter, to inspect and audit Licensee's records relating to the Technology licensed under this Agreement.

      7. Patents. McMaster owns all of the patents and patent applications identified as the Patent Rights, including all foreign counterparts and continuation applications and reissued patents. McMaster shall own all patent applications claiming improvements to the technology disclosed in the Patent Rights, except those applications disclosing improvements developed solely by the Licensee. Licensee will oversee the prosecution and maintenance of all Patent Rights, including all patents for McMaster improvements. The Licensee will bear all costs for preparation, filing, prosecution and maintenance of the Patent Rights, and in return will have the right to designate which improvements should be patented and shall become a licensee of all resulting McMaster improvement patents on the same terms as provided in this Agreement without any further action required on the part of either party. Should Licensee elect not to pursue patent protection on one or more of the applications or patents in the Patent Rights, or on a McMaster improvement (a "Nonelected Patent"), then McMaster may assume all rights and responsibility for the Nonelected Patent, and the Nonelected Patent shall be excluded from the Patent Rights licensed hereunder. The Licensee will ensure proper patent marking for all Licensed Products subject to patent protection as well as provide copies of all correspondence to McMaster that are related to the prosecution and maintenance of the Patent Rights, including all patents and applications for McMaster improvements.

      8. Further Assurances. At the request of the Licensee, McMaster will use its best efforts to timely provide documents or information required by Licensee to file, prosecute, or maintain all patent applications giving rise to Patent Rights. Licensee shall execute any documents, reasonably requested by McMaster


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            to confirm McMaster's and/or other inventors' rights in and to the
            Technology and Patent Rights, and the respective rights of the Licensee in the Technology and Patent Rights pursuant to this Agreement. Licensee shall cooperate, at its expense, in connection with the filing and prosecution of applications to register any rights or interest in or to the Technology and Patent Rights.

      9.    Infringement.

            (a) Notice Regarding Infringement. Each party shall inform the other promptly in writing of any alleged infringement of the Patent Rights or the Technical Information Rights by a third party and of any available evidence thereof.

            (b) Right of Licensee to Prosecute Suit. Licensee shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and Technical Information Rights. In furtherance of such right, McMaster hereby agrees that Licensee may include McMaster as a party plaintiff in any such suit, without expense to McMaster; provided, however, that such right to bring such an infringement action shall remain in effect only during such time as this Agreement remains in effect. No settlement, consent judgement or other voluntary final disposition of the suit may be entered into as to the Patent Rights without the consent of McMaster, which consent shall not unreasonably be withheld. Licensee shall indemnify McMaster against any order for costs that may be issued against McMaster in such proceedings.

            (c) Right of McMaster to Prosecute Suit. If within six (6) months after having been notified of an alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought an infringement action, or if Licensee shall notify McMaster at any time prior thereto of its intention not to bring suit against any alleged infringer, then McMaster shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights. No settlement, consent judgement or other voluntary final disposition of the suit may be entered into that would result in invalidity of any Patent Right licensed to Licensee hereunder without the consent of Licensee, which consent shall not unreasonably be withheld. In the event that Licensee withholds its consent, Licensee shall indemnify McMaster against any costs associated with the defence against claims of patent invalidity.

      10. McMaster Representations and Warranties. McMaster warrants that it has the power and authority to enter into this Agreement and has no knowledge as to any third party claims regarding proprietary rights in the Technology, Patent Rights or Technical Information Rights which would interfere with the rights granted under this Agreement. McMaster warrants that it owns all right, title and interest in the Technology.

      11. Licensee Representations and Warranties. Licensee hereby represents and warrants as of the date hereof that:

            (a) Licensee is a corporation duly organised and validly existing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

            (b) Licensee has the full right and authority to enter into this Agreement, including without limitation the right to grant the licenses granted by it hereunder;

            (c) Licensee acknowledges that it does not own the Patent Rights listed at Schedule A; and

      12. Disclaimer Of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET


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            FORTH IN SECTIONS 10 AND 11 HEREOF, NOTHING CONTAINED IN THIS
            AGREEMENT SHALL BE CONSTRUED AS: (A) A WARRANTY OR REPRESENTATION OF EITHER PARTY AS TO THE VALIDITY, ENFORCEABILITY OR SCOPE OF ANY INTELLECTUAL PROPERTY RIGHT LICENSED HEREUNDER; (B) A WARRANTY OR REPRESENTATION THAT THE EXERCISE OF ANY OF THE RIGHTS GRANTED HEREUNDER WILL BE FREE FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; (C) AN AGREEMENT TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT; OR (D) EXCEPT AS EXPRESSLY PROVIDED HEREIN, REQUIRING EITHER PARTY TO FILE AN APPLICATION FOR PATENT, SECURE ANY PATENT OR MAINTAIN ANY PATENT IN FORCE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY EXPRESS WARRANTIES AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. MCMASTER MAKES NO WARRANTY AS TO THE SUFFICIENCY OR SUITABILITY FOR LICENSEE'S USE OF THE PATENT RIGHTS OR THE TECHNICAL INFORMATION RIGHTS, AND NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR LIABILITY FOR LOSS OR DAMAGES, WHETHER DIRECT OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR SPECIAL, WHICH MAY ARISE OUT OF THE OTHER PARTY'S USE OF SUCH INFORMATION OR INTELLECTUAL PROPERTY TO DESIGN, MANUFACTURE OR FABRICATE PRODUCTS, OR WHICH MAY ARISE OUT OF SUCH OTHER PARTY'S SALE OF SUCH PRODUCTS DESIGNED, MANUFACTURED OR FABRICATED USING OR INCORPORATING SUCH INFORMATION OR INTELLECTUAL PROPERTY, AND EACH PARTY SHALL BE SOLELY RESPONSIBLE FOR THE QUALITY, PERFORMANCE, RELIABILITY AND SAFETY OF PRODUCTS MANUFACTURED BY OR FOR SUCH PARTY.

      13. Indemnification. Licensee shall at all times during the term of this Agreement and thereafter, defend, indemnify and hold harmless McMaster, its directors, officers, employees, agents and affiliates, from and against any and all liability, damage, loss, cost or expense of any kind whatsoever (including reasonable attorneys' fees) incurred by or imposed upon McMaster in connection with any and all claims, suits, actions, demands, proceedings, causes of action or judgements (including, without limitation, product liability claims) resulting from or arising out of the production, manufacture, use, marketing or sale of Licensed Products or Licensed Processes or Licensee's breach of any of its obligations hereunder. McMaster shall promptly notify Licensee of any such claim(s) of which McMaster is aware. Licensee, at Licensee's sole expense, shall maintain control and direction of the defence of such claims brought against McMaster, provided, however, that McMaster shall have the right to participate in such defence at McMaster's expense. McMaster agrees to provide Licensee with any and all reasonable assistance which Licensee may request in connection with its defence of such claims.

      14. Insurance. Prior to any use of a Licensed Product in humans, the Licensee will be required to obtain insurance in amounts and on terms that are customary for companies in the biotechnology industry who are creating diagnostic and therapeutic compounds for administration to humans. Insurance shall be maintained as long as Licensed Products are administered to human subjects. If any sublicenses are granted, sublicensees will also be required to obtain similar insurance.

      15. Confidentiality. Confidential Information shall be developed, received and used by the Parties solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Section 15.

            (a) Subject to the limitation set for the in paragraph (b) below, the Parties shall keep and use all of the Confidential Information in confidence and will not, without the prior written consent of the other Party, disclose any Confidential Information to any person or entity, except those of the Parties' officers, employees and professional advisors who require said Confidential Information in


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                  performing their obligations under this Agreement. The Parties covenant and agree to initiate and maintain appropriate internal programs limiting the internal distribution of the Confidential Information to only those officers, employees, researchers and professional advisors who require said Confidential Information to perform their obligations under this Agreement.
            (b) Notwithstanding the restrictions detailed in Section 15(a), Licensee shall have the right to disclose any or all Confidential Information, without prior notice or consent of McMaster, as may be required by any regulatory authority, including, e.g., but not limited to, the United States Securities and Exchange Commission, or the U.S. Food and Drug Administration. Where available, Licensee shall request confidential treatment of certain Confidential Information. (
            c) If a Party is required by judicial or administrative process to disclose any or all of the Confidential Information, the Party shall promptly notify the other Party and allow if possible the other Party reasonable time to oppose such process before disclosing any Confidential Information.

      16. Term. Unless sooner terminated pursuant to paragraphs (a) or (b) below, the license herein granted shall commence on the Effective Date of this Agreement and continue until the last to expire of any Patent Rights.

            (a) Licensee shall have the right to terminate the license herein granted upon at least three (3) months written notice of such termination to McMaster.

            (b) McMaster shall have the right to terminate the license herein granted for any of the following reasons:

                  (i) for any breach by Licensee of any of its obligations contained in this Agreement, which breach is not cured within thirty (30) days after written notice thereof by McMaster except that, where it is not possible to cure the breach within the said thirty (30) day period, this Agreement shall not be terminated if the Licensee has commenced to cure the breach within the said thirty (30) day period and proceeds diligently thereafter to cure the breach no later then a further sixty (60) days thereafter;

                  (ii) Licensee fails to meet any of its payments or performance requirements as provided in Section 4; or

                  (iii) bankruptcy or insolvency of Licensee or the appointment of a receiver or liquidator to take charge of the affairs of Licensee or the making of an assignment for the benefit of Licensee's creditors or the equivalent of any such proceedings or acts (whether known by some other name or term), effective immediately upon written notice to Licensee.

      17. Termination. The following provisions shall take effect upon the termination of this license:

            (a) such termination shall not release Licensee from its obligations with respect to the any payment accrued pursuant to Section 4 up to the date of termination;

            (b) Licensee shall forthwith following such termination deliver to McMaster a complete and accurate schedule of Licensee's inventory of completed and uncompleted Licensed Products on hand and all unfilled orders for the purchase of Licensed Products;

            (c) Licensee may sell its inventory of work in progress and Licensed Products on hand on the date of termination but only pursuant to the terms of this Agreement;

            (d) Licensee shall forthwith, and no later than thirty (30) days after termination, return free of charge to McMaster all written information and documents of whatever kind; including technical data, manuals, reports and programs only to the extent that it embodies, contains or specifically relates to the


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                  Technology; and

            (e) The following obligations under this Agreement, strictly and only in accordance with their express terms shall survive termination of this agreement: Sections 2; 6(c); 6(d); 10; 11(c); 13; 14; and 15.

      18. No Waiver. The failure of either party to exercise their rights herein upon the occurrence of any breach by the other party of its obligations shall not in any event constitute a waiver of such rights if any such breach by the other party should reoccur.

      19. Assignment. This Agreement and all its rights and privileges hereunder may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement and everything herein contained shall inure to the benefit of and be binding upon each of the parties hereto and upon their respective successors and permitted assigns.

      20. Construction; Interpretation. This Agreement shall be construed in accordance with the laws of the Province of Ontario. This Agreement was written in English, and the English language shall control interpretation of this Agreement.

      21. Dispute Resolution. McMaster and the Licensee shall use their best efforts to settle in a fair and reasonable manner any dispute arising in connection with this Agreement. If such dispute cannot be settled by the parties between themselves, it shall be first submitted to mediation by a mediator chosen jointly by the parties. In the event that mediation does not bring a resolution of the dispute within thirty (30) days, the dispute shall be submitted to arbitration before a single arbitrator pursuant to the Arbitration Act of Ontario and the schedules thereto (as amended from time to time).

      22. Relationship Between the Parties. The parties are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement. Not withstanding the foregoing, this Agreement shall be a collaboration for the purposes of 35 U.S.C. 103(c).

      23. Notice. All notices, demands or other communications required to be made or given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, by courier or by prepaid first class post, to the parties at their respective addresses as hereinafter set out, or such other addresses as the parties may subsequently advise in writing. The following shall be the addresses for the delivery of notices to each of the parties:

              McMaster:         McMaster University - Office of Research
                                Contracts and Intellectual Property
                                1280 Main Street West, MIP 100
                                Hamilton, Ontario L8S 4L8
                                Attention: Executive Director

              Licensee:         John McCray
                                Chief Operating Officer
                                Molecular Insight Pharmaceuticals, Inc.
                                160 Second Street
                                Cambridge, MA 02142

IN WITNESS WHEREOF the parties hereto, intending to be bound by the terms and conditions specified herein, have caused this Agreement to be executed by their duly authorized representatives.



MCMASTER UNIVERSITY



/s/ Arlene Yee                                  Date: Dec. 8, 2006
------------------------------------------            --------------------------
Name: Arlene Yee
Title: Interim Director




MOLECULAR INSIGHT PHARMACEUTICALS, INC.



/s/ John McCray                                 Date: Dec. 6, 2006
------------------------------------------            --------------------------
Name: John McCray
Title: Chief Operating Officer

SCHEDULE  A

                                      COUNTRY
  REFERENCE         APPLICATION         OR         FIRST NAMED
                     SERIAL NO.       REGION        INVENTOR                  TITLE
---------------------------------------------------------------------------------------------
 346715-0562         60/419739          USA      Valliant et al.    METHODS FOR PURIFYING
 (BSA-01760)                                                        RADIOLABELED COMPOUNDS
---------------------------------------------------------------------------------------------
 346715-0563         2003301432         AU       Valliant et al.    METHODS FOR PURIFYING
 (BSA-01740)                                                        RADIOLABELED COMPOUNDS
---------------------------------------------------------------------------------------------
 346715-0564          2502358           CA       Valliant et al.     METHODS FOR PURIFYING
 (BSA-01750)                                                        RADIOLABELED COMPOUNDS
---------------------------------------------------------------------------------------------
 346715-0565         03809042.9         EP       Valliant et al.    METHODS FOR PURIFYING
 (BSA-01780)                                                        RADIOLABELED COMPOUNDS
---------------------------------------------------------------------------------------------
 346715-0566        2004-545341         JP       Valliant et al.    METHODS FOR PURIFYING
 (BSA-01730)                                                        RADIOLABELED COMPOUNDS
---------------------------------------------------------------------------------------------
 346715-0567      PCT/US2003/32721      PCT      Valliant et al.    METHODS FOR PURIFYING
 (BSA-01725)                                                        RADIOLABELED COMPOUNDS
---------------------------------------------------------------------------------------------
 346715-0568         10/686950          USA      Valliant et al.    METHODS FOR PURIFYING
 (BSA-01701)                                                        RADIOLABELED COMPOUNDS
---------------------------------------------------------------------------------------------